EXHIBIT 11

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 5/30/25 to 6/10/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
5/30/2025	Sell	132,790	14.89
6/2/2025	Sell	120,775	15.04
6/3/2025	Sell	80,578	15.05
6/4/2025	Sell	34,220	15.16
6/5/2025	Sell	112,653	15.16
6/6/2025	Sell	43,631	15.26
6/9/2025	Sell	150,122	15.23
6/10/2025	Sell	404,833	15.21